                              Exhibit 23(d)(1)(cc)
      Amendment to Investment Advisory Agreement - TA IDEX Jennison Growth

                         TRANSAMERICA IDEX MUTUAL FUNDS
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2006 to the Investment Advisory Agreement dated as of December 1, 2000, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. (formerly, AEGON/Transamerica Fund Advisers, Inc.), on behalf of TA IDEX Jennison Growth. In consideration of the mutual covenants contained herein, the parties agree as follows:

COMPENSATION. Any reference to compensation of TA IDEX JENNISON GROWTH is now revised to reflect the following Advisory Fees:

0.80% of the first $250 million of average daily net assets; 0.775% over $250 million up to $500 million; 0.70% over $500 million up to $1 billion; 0.675% over $1 billion up to $1.5 billion; and 0.65% in excess of $1.5 billion

In all other respects, the Investment Advisory Agreement dated as of December 1, 2000, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2006.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By:
                                            ------------------------------------
                                        Name: Glenn E. Brightman
                                        Title: Vice President